Exhibit 10.11

License Agreement
Between
The University of Notre Dame du Lac
and
Kraig Biocraft Laboratories, Inc.

This Agreement is made and entered into as of this 28th day of October, 2011 (“Effective Date”) between the University of Notre Dame du Lac, a corporation organized under the laws of the State of Indiana, (hereinafter NOTRE DAME), and Kraig Biocraft Laboratories, Inc., a for-profit corporation of the State of Wyoming, having its principal office at 120 N. Washington Square, Suite 805, Lansing, Michigan 48933 (hereinafter LICENSEE).

WHEREAS, researchers at NOTRE DAME, the United States Department of Agriculture (USDA), and the University of Florida (UFL) have developed various technologies related to piggyBac transposons and genetic transformation systems for producing transgenic organisms; and

WHEREAS, NOTRE DAME, the USDA, and UFL are the assignees and joint owners of U.S. Patent No. 6,218,185, issued on April 17, 2001, and U.S. Patent No. 6,551,825, issued on April 22, 2003, and entered into interinstitutional agreements on February 24, 2000 and December 17, 1998 providing NOTRE DAME the exclusive right to license and/or sublicense the USDA’s and UFL’s interests in U.S. Patent Nos. 6,218,185 and 6,551,825; and

WHEREAS, NOTRE DAME is the assignee of U.S. Patent No. 6,962,810 issued on November 8, 2005, U.S. Patent No. 7,105,343 issued September 12, 2006 and U.S. Patent Application No. 11/454,947, filed June 19, 2006; and

WHEREAS, NOTRE DAME and the University of Wyoming (“Wyoming”) are assignees and joint owners of international patent application PCT/US11/53760, filed September 28, 2011, and entered into an interinstitutional agreement on October 27, 2011 providing NOTRE DAME the exclusive right to license and/or sublicense Wyoming’s interests in PCT/US11/53760; and

WHEREAS, LICENSEE wishes to obtain a license under the BACKGROUND INTELLECUTAL PROPERTY, and a license to use the PROJECT INTELLECTUAL PROPERTY, according to the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1	“LICENSOR” means the University of Notre Dame du Lac, its officers, trustees, employees, and authorized agents.

1.2	“LICENSEE” means Kraig Biocraft Laboratories, Inc. and any subsidiary of Kraig Biocraft Laboratories, Inc.

1.3
“BACKGROUND INTELLECTUAL PROPERTY” means the TECHNOLOGY, the PARENT PATENTS, and the IMPROVEMENT PATENTS listed and defined in Sections 1.3a, 1.3b, and 1.3c, and any continuations, divisionals, and/or patents issuing therefrom.

a.
“TECHNOLOGY” means any invention, discovery, information, technical data and/or know-how developed by or on behalf of NOTRE DAME concerning or related to NOTRE DAME File D-159, entitled “PiggyBac Transposon-based Genetic Transformation System for Insects”, and D-183, entitled “Methods and compositions for transposition using minimal segments of the eukaryotic transformation vector Piggybac.”

b.
“PARENT PATENTS” means U.S. Patent No. 6,218,185, issued April 17, 2001, entitled “PiggyBac transposon-based genetic transformation system for insects” and U.S. Patent No. 6,551,825, issued April 22, 2003, entitled “PiggyBac transposon-based genetic transformation system for insects”,

c.
“IMPROVEMENT PATENTS” means U.S. Patent No. 6,962,810, issued November 8, 2005, entitled “Methods and compositions for transposition using minimal segments of the eukaryotic transformation vector Piggybac”; U.S. Patent No. 7,105,343, issued September 12, 2006, entitled “Methods and compositions for transposition using minimal segments of the eukaryotic transformation vector Piggybac”; and U.S. Patent Application No. 11/454,947, filed June 19, 2006, entitled “Methods and compositions for transposition using minimal segments of the eukaryotic transformation vector Piggybac ” and any claims issuing therefrom.

1.4
“PROJECT INTELLECTUAL PROPERTY” means NOTRE DAME File D-11-009, entitled “Transgenic Silkworms Capable of Producing Spider Silk”, for which international patent application PCT/US11/53760, entitled “Chimeric Spider Silk and Uses Thereof” was filed on September 28, 2011.

1.5	“LICENSED PRODUCT” means any item manufactured, used, sold, containing or utilizing the BACKGROUND INTELLECTUAL PROPERTY and/or PROJECT INTELLECTUAL PROPERTY.

1.6	“REVENUE” means the US dollar value of all consideration realized by LICENSEE for the sale, lease or other transfer or disposition of LICENSED PRODUCT.

1.7	“NET SALES” means the total REVENUE received by LICENSEE from the manufacture, use, sale, lease or transfer of LICENSED PRODUCTS, less the total of all:

a)	discounts allowed in amounts customary in the trade;
b)	sales tariffs, duties and/or taxed imposed on the LICENSED PRODUCTS;
c)	outbound transportation prepaid or allowed; and
d)	amounts allowed or credited on returns.

No deductions shall be made for commissions paid to individuals whether they be independent sales agents or persons regularly employed by LICENSEE.

1.8
“ROYALTIES” mean royalties from sale, lease or transfer or other disposition of LICENSED PRODUCTS, which are calculated as a percentage of NET SALES and will be payable by LICENSEE to NOTRE DAME under the provisions of this Agreement.

1.9	“FIELD OF USE” means the use of the BACKGROUND INTELLECTUAL PROPERTY and PROJECT INTELLECTUAL PROPERTY to create transgenic silkworms for the production of recombinant silk fibers.

NOTE: FIELD OF USE shall specifically exclude the use of BACKGROUND INTELLECTUAL PROPERTY and PROJECT INTELLECTUAL PROPERTY for creating transgenic silkworms for the production of glycosolated proteins, regardless of the species or source of gene sequences used to create such transgenic silkworms.

ARTICLE 2
ACKNOWLEDGEMENT

2.1.
LICENSEE hereby acknowledges that the PARENT PATENTS and the IMPROVEMENT PATENTS are good and valuable properties owned and controlled by NOTRE DAME and LICENSEE agrees that it has not and will not contest the validity or enforceability of such patents.

2.2.
LICENSEE hereby acknowledges that the U.S. Government has certain rights in U.S. Patent No. 6,218,185, including an irrevocable, nonexclusive, nontransferable, royalty-free license to practice U.S. Patent No. 6,218,185 throughout the world by, or on behalf of, the U.S. Government, and on behalf of any foreign government pursuant to any existing or future treaty or agreement to which the United States is a signatory, including the right to engage in research, either alone or with one or more third parties

2.3.
LICENSEE hereby acknowledges that NOTRE DAME is the licensor of intellectual property hereunder and is not manufacturing or otherwise providing goods or products for sale to LICENSEE, nor is NOTRE DAME directing or in any way controlling LICENSEE’s use of the BACKGROUND INTELLECTUAL PROPERTY and PROJECT INTELLECTUAL PROPERTY.

ARTICLE 3
GRANT

3.1	Subject to the rights as set forth in section 11.2, NOTRE DAME hereby grants to LICENSEE an exclusive license under the IMPROVEMENT PATENTS and PROJECT INTELLECTUAL PROPERTY in the FIELD OF USE.

3.2	NOTRE DAME hereby grants to LICENSEE a non-exclusive license under the PARENT PATENTS in the FIELD OF USE.

3.3	NOTRE DAME hereby grants to LICENSEE a right to use, and commercially exploit, the BACKGROUND INTELLECTUAL PROPERTY and/or PROJECT INTELLECTUAL PROPERTY in the FIELD OF USE.

3.4	NOTRE DAME hereby agrees that it will not grant any other license under the IMRPOVEMENT PATENT and PROJECT INTELLECTUAL PROPERTY, in the FIELD OF USE during the term of this Agreement.

3.5
Subject to the remaining provisions of this Agreement and with the prior written approval of NOTRE DAME, LICENSEE shall have the right to enter into sublicense agreements to the extent of the license granted hereunder with respect to the use of BACKGROUND INTELLECTUAL PROPERTY and PROJECT INTELLECTUAL PROPERTY in the FIELD OF USE provided that LICENSEE is not in default of its obligation hereunder. All sublicenses granted by LICENSEE hereunder shall be subject to this Agreement in all respects. Each such sublicense agreement shall:

a.	include a covenant that the sublicensee use its best efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible,

b.
include or have attached copies of Articles 2, 3, 5, 7, 8, 9, 10, 11, 12, 13, 15, 17, and 18 of this Agreement, and shall provide that the obligations of LICENSEE to NOTRE DAME contained in such Articles shall be binding upon the sublicensee as if it were a party to this Agreement,

c.	prohibit further sublicensing by the approved sublicensee, and

d.	contain a provision stating that NOTRE DAME shall be an intended third-party beneficiary of such sublicense agreement.

A copy of each sublicense will be provided to NOTRE DAME within thirty (30) days of the effective date of each such sublicense. Upon any termination of this Agreement, each sublicensee’s rights under any sublicense agreement shall also terminate, subject to Article 14.6 hereof. No sublicense shall relieve LICENSEE of any of its obligations under this Agreement. LICENSEE shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of NOTRE DAME. LICENSEE shall forward to NOTRE DAME a complete copy of each sublicense agreement (including, without limitation, all amendments and addenda) granted hereunder within thirty (30) days after execution of such agreement, amendment, or addenda by the parties thereto. LICENSEE’s failure to perform in accordance with this Article 3.5 with regard to a particular sublicense shall render such attempted sublicense void, shall constitute a material breach of this Agreement, and shall be grounds for NOTRE DAME to terminate this Agreement pursuant to Article 6 hereof.

The prior written approval of NOTRE DAME for sublicense agreements shall not be unreasonably withheld, and shall not be withheld without a commercially reasonable objection which will be provided to LICENSEE upon request.

3.6
LICENSEE agrees that it will not conduct research with, nor use in any way, the BACKGROUND INTELLECTUAL PROPERTY or PROJECT INTELLECTUAL PROPERTY in the area of human reproduction without the express written consent of NOTRE DAME.

3.7	NOTRE DAME reserves the right to practice the BACKGROUND INTELLECTUAL PROPERTY and PROJECT INTELLECTUAL PROPERTY for University teaching and research.

3.8
NOTRE DAME represents that, to its knowledge, it is an owner of BACKGROUND INTELLECTUAL PROPERTY and that the BACKGROUND INTELLECTUAL PROPERTY is free of any known claims, encumbrances, or liens, and that it has the right to grant this license on the terms contained herein, subject to legal restrictions imposed on NOTRE DAME by federal law respecting government-funded research.

3.9
The provisions of this Agreement shall not be construed in such a manner as to restrict the ability of NOTRE DAME or that of its licensees or assigns to utilize BACKGROUND TECHNOLOGY outside the FIELD OF USE for any commercial or non-commercial purposes.

3.10	The license granted hereunder shall not be construed to confer any rights upon LICENSEE or any approved sublicensee by implication or estoppel.

ARTICLE 4
DUE DILIGENCE

4.1
LICENSEE has represented to NOTRE DAME, to induce NOTRE DAME to issue this license, that LICENSEE will use all reasonable speed to create and produce a commercially marketable LICENSED PRODUCT in the FIELD OF USE.  Upon each anniversary of this Agreement, LICENSEE shall demonstrate to NOTRE DAME that it has and is continuing to develop, market, and sell LICENSED PRODUCTS in a diligent manner with all reasonable speed and that LICENSEE continues to provide appropriate funding for development of LICENSED PRODUCTS.  In the event that LICENSEE fails to continue to support the development of LICENSED PRODUCTS or to actively market LICENSED PRODUCTS during the term of this Agreement, NOTRE DAME shall have the right to terminate the Agreement.

4.2	Licensee shall achieve the following milestones:

a.	LICENSEE shall provide funding of at least $78,000 (plus overhead) for continued research in Dr. Malcolm Fraser’s laboratory within 180 days of the Effective Date.

b.	LICENSEE shall provide evidence of outside funding of at least $100,000, whether through equity investment or other sources, for continued business operations within 180 days of the Effective Date.

c.	LICENSEE shall make a first commercial sale of LICENSED PRODUCTS within three years of the Effective Date.

ARTICLE 5
ROYALTIES AND FEES

5.1	For the rights and privileges granted under this license, LICENSEE will pay to NOTRE DAME:

a.	2,200,000 shares of LICENSEE’s common stock.

b.	a royalty (the “Royalty”) of two percent (2%) of NET SALES of LICENSED PRODUCTS
Note:  Sales of LICENSED PRODUCTS made by sublicensees shall be deemed made by LICENSEE for purposes of Royalty calculations hereunder.

c.
Ten percent (10%) of other payments, including, but not limited to, sublicense issue fees and milestone payments, received from sublicensees in consideration for sublicensing rights to the BACKGROUND INTELLECTUAL PROPERTY and the PROJECT INTELLECTUAL PROPERTY.

d.	An Annual License Maintenance Fee in accordance with the following schedule:
On January 1, 2012: $10,000
On January 1, 2013 $15,000
On January 1, 2014 $25,000
Each January 1 thereafter $50,000
Annual License Maintenance Fees paid each year shall be creditable against Royalties earned and payable in the same calendar year. Annual License Maintenance Fees paid in excess of Royalties earned and payable in a given calendar year shall not be creditable against Royalties in future years.

5.3	For the duration of any LICENSEE-Sponsored Research Project, LICENSEE shall not owe Annual License Maintenance Fees under this Section 5.

5.4
All payments due hereunder shall be paid quarterly, by the end of March, June, September, and December, unless otherwise indicated.  All payments shall be made in full, without deduction of taxes or other fees which may be imposed by any government, except as otherwise provided in Article 1.7.  All  payments shall be paid in United States dollars in South Bend, Indiana, or at such other place as NOTRE DAME may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Bank of America (San Francisco) foreign exchange desk on the last business day of the calendar quarterly reporting period to which such royalty payments relate

ARTICLE 6
REPORTS AND RECORDS

LICENSEE shall keep complete and accurate books of account containing all particulars which may be necessary for the purpose of showing the amount payable to NOTRE DAME by way of Royalty, sublicensing fees, and Annual License Maintenance Fee as set forth in this Agreement.  LICENSEE’s books of account shall be kept at its principal place of business or the principal place of business of a business division of LICENSEE responsible for marketing the LICENSED PRODUCT.  These books, along with any other relevant supporting data, shall be open at all reasonable times for five years following the end of the calendar year to which they pertain for inspection by NOTRE DAME’s internal auditing personnel or an independent certified public accountant retained by NOTRE DAME for the purpose of verifying LICENSEE’s royalty statement or compliance in other respects with this license.

ARTICLE 7
TERM AND TERMINATION

7.1
The term of this Agreement (the “Term”), unless extended or terminated as provided herein, shall be Twenty (20) years from its Effective Date.  Notwithstanding the foregoing, the Term shall not extend beyond the time in which either BACKGROUND INTELLECTUAL PROPERTY or PROJECT INTELLECTUAL PROPERTY remains active and in force.

7.2
If LICENSEE defaults in the performance of this Agreement, or breaches any of its obligations under this Agreement, and if the default or breach has not been remedied within ninety (90) days of written notice by NOTRE DAME, NOTRE DAME may by written notice terminate this Agreement immediately..

7.3
In the event that LICENSEE becomes insolvent, makes an assignment for the benefit of creditors, or has a petition for bankruptcy filed for or against it, NOTRE DAME may, to the fullest extent allowed by law, terminate this entire Agreement immediately upon written notice to LICENSEE.

7.4	LICENSEE may terminate this Agreement by giving NOTRE DAME 90 days advance written notice and paying a termination fee of:

a.	if within two years of the Effective Date, five thousand U.S. dollars ($5,000)

b.	if after two years but within 4 years of the Effective Date, ten thousand US dollars ($10,000)

c.	if after 4 years of the Effective Date, twenty thousand US dollars ($20,000)

Upon termination, a final report and accounting of NET SALES, all earned but unpaid royalties, and all activities associated with LICENSED PRODUCT, along with payment of all royalties, fees, and unreimbursed patent expenses due to NOTRE DAME as of the date of termination, shall be forwarded to NOTRE DAME.

7.5
The Term of this Agreement may be extended on an annual basis after the initial term upon mutual agreement of NOTRE DAME and LICENSEE, provided any patent in either BACKGROUND INTELLECTUAL PROPERTY or PROJECT INTELLECTUAL PROPERTY remains active.

7.6	Termination or expiration of this Agreement for any reason shall not affect the rights and obligations of the parties that may have accrued prior to termination.

7.7	Articles 2, 5, 7, 10, 12, 13, 14, 15, and 18 of this Agreement will survive termination for any cause.

7.8
Upon termination of this Agreement for any reason, excepting the natural expiration of this Agreement at the end of the Term, LICENSEE and any sublicensee thereof shall immediately cease all manufacturing and sales of LICENSED PRODUCTS.  Notwithstanding the foregoing, after the effective date of the termination of this Agreement LICENSEE and any sublicensee thereof may, with the written consent of ND, sell all LICENSED PRODUCTS in its possession, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall make the payments to NOTRE DAME as required by Article 5 of this Agreement and shall submit the reports required by Article 7 hereof.

7.9	Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from ND.

ARTICLE 8
UNLICENSED ACTIVITY AND INFRINGEMENT

8.1
LICENSEE and NOTRE DAME hereby agree to promptly inform the other in writing upon learning of any information concerning any actual or alleged infringement or unauthorized use of the BACKGROUND INTELLECTUAL PROPERTY and PROJECT INTELLECTUAL PROPERTY by a third party.

8.2
NOTRE DAME shall have, at its sole option and discretion, the first opportunity to address potential unauthorized or unlawful uses of the BACKGROUND INTELLECTUAL PROPERTY and PROJECT INTELLECTUAL PROPERTY.  NOTRE DAME shall have 120 days after receiving written notification of an alleged unlawful use of the BACKGROUND INTELLECTUAL PROPERTY and PROJECT INTELLECTUAL PROPERTY to decide whether it shall pursue the alleged infringer or unlawful party.  If NOTRE DAME decides to pursue the alleged infringer or unlawful party, NOTRE DAME shall control any and all discussions, negotiations, litigation, settlement and/or other dispute resolution.  In doing so, NOTRE DAME will give reasonable consideration to the legitimate commercial interests of LICENSEE.  NOTRE DAME shall bear all fees and costs incurred and shall retain all awards, including any monetary award, received. In the event NOTRE DAME elects to bring suit in accordance with this paragraph, LICENSEE may thereafter join such suit at its own expense.  To the extent LICENSEE shares in the expense of the litigation, NOTRE DAME and LICENSEE shall cooperate with one another in regard to any negotiations or dispute resolution and shall share any recoveries in direct proportion to the total costs incurred.

8.3
If within 120 days after receiving notification of an alleged infringement or unlawful use NOTRE DAME decides not to pursue the alleged infringer or unlawful user of the BACKGROUND INTELLECTUAL PROPERTY and PROJECT INTELLECTUAL PROPERTY, NOTRE DAME shall provide written notice to LICENSEE of its decision.  In such event, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the BACKGROUND INTELLECTUAL PROPERTY and PROJECT INTELLECTUAL PROPERTY in the FIELD OF USE, and LICENSEE may, for such purposes, include NOTRE DAME as a party plaintiff in any such suit, without expense to NOTRE DAME.  No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of NOTRE DAME, which consent shall not unreasonably be withheld. LICENSEE shall indemnify NOTRE DAME against any order for costs, damages, and attorneys’ fees that may be made against NOTRE DAME in such proceedings.

8.4
In the event that LICENSEE shall undertake the enforcement and/or defense of the PATENT RIGHTS by litigation, LICENSEE may defer up to fifty percent (50%) of the payments otherwise thereafter due NOTRE DAME under Article 5 of this Agreement and apply the same toward reimbursement of up to half of LICENSEE’s expenses, including reasonable attorneys’ fees, in connection therewith. Any recovery of damages by LICENSEE for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to such suit, and next applied and paid to NOTRE DAME to the full extent of such recovery, if necessary, to satisfy any outstanding payments under Article 5 past due or deferred pursuant to this Article 8.  The balance remaining from any such recovery shall be divided equally between LICENSEE and NOTRE DAME.  LICENSEE agrees to make all payments to NOTRE DAME under this Article 7.4 within thirty (30) days of recovery of any.

8.5
In any negotiations, discussion, settlement or suit involving potential infringement or unlawful use of the BACKGROUND INTELLECTUAL PROPERTY and PROJECT INTELLECTUAL PROPERTY, the parties hereto agree to reasonably cooperate in all respects to have its employees testify when requested, and make available relevant records, papers, information, samples, specimens or other evidence.

ARTICLE 9
ASSIGNMENT

This Agreement may not be assigned by LICENSEE without prior written approval of NOTRE DAME, which shall not be unreasonably withheld, and shall not be withheld without a commercially reasonable objection which will be provided to LICENSEE upon request.

ARTICLE 10
NON-USE OF NAMES

LICENSEE shall not use the names or trademarks of NOTRE DAME in any advertising, marketing, or promotion without the prior express written consent of NOTRE DAME in each case.

ARTICLE 11
PATENT FILING, PROSECUTION, AND MAINTENANCE

11.1
In addition to the payment referenced in Article 4, LICENSEE hereby agrees to pay NOTRE DAME one half of the unreimbursed patent expenses but not more than $15,000, within 30 days of execution of this Agreement, which is a portion of the attorneys’ fees and costs incurred in obtaining the BACKGROUND INTELLECTUAL PROPERTY and PROJECT INTELLECTUAL PROPERTY, and which amount shall be pro-rated to account for any patent cost reimbursements from additional licensees.

11.2
NOTRE DAME, at its sole discretion and at its control, may seek further protection for the BACKGROUND INTELLECTUAL PROPERTY and PROJECT INTELLECTUAL PROPERTY, including but not limited to filing and obtaining U.S. and/or foreign patents.  After the Effective Date, LICENSEE shall reimburse NOTRE DAME within thirty (30) days of invoicing for all fees and costs incurred with the preparation, filing, prosecution and maintenance of patent applications, domestic and foreign, associated with the PROJECT INTELLECUAL PROPERTY.  Further, LICENSEE shall reimburse NOTRE DAME within thirty (30) days of invoicing for its pro rata share of all fees and costs incurred with the preparation, filing, prosecution and maintenance of patent applications, domestic and foreign, associated with the PARENT PATENT and IMPROVEMENT PATENTS.    In the event LICENSEE fails to reimburse NOTRE DAME for such fees, costs, and expenses associated with the PARENT PATENT, the IMPROVEMENT PATENTS, or the PROJECT INTELLECTUAL PROPERTY, LICENSEE shall have no rights or license to such patents.

ARTICLE 12
INDEMNIFICATION

12.1
LICENSEE assumes liability for all losses, claims, damages (including loss of use), expenses, demands, and judgments in connection with or arising out of any injury or alleged damage to property sustained or alleged to have been sustained in connection with, or having arisen out of LICENSEE’s exercise of any rights, under this agreement, including losses, expenses, or damages sustained by NOTRE DAME.  LICENSEE hereby agrees to indemnify, defend, and hold harmless NOTRE DAME, USDA, UFL, and WYOMING (collectively, the “INDEMNITEES” and each an “INDEMNITEE”) and each of the INDEMNITEES’ Board of Trustees, individually or collectively, and the officers, agents, servants, and employees of INDEMNITEES and their respective Boards of Trustees, from any and all such losses, expenses, damages (including loss of use), judgments, demands, and claims and shall defend any suit or action brought against them, or any of them, based on any alleged injury (including death) or damage (including loss of use) arising in any way out of LICENSEE’s exercise of any rights under this Agreement or the possession, use, or operations of LICENSED PRODUCT by LICENSEE or any of its customers, and LICENSEE shall pay all damages, judgments, costs and expenses, including attorney’s fees, in connection with those damages and claims resulting therefrom.  The foregoing assumption, indemnification, hold harmless and undertaking of defense shall not apply to any loss, damage, expense, demand, claim, or cause of action arising out of, or caused by, the sole gross negligence of an INDEMNITEE, its Board of Trustees, individually or collectively, or the officers, agents, or employees of an INDEMNITEE and its Board of Trustees.

12.2
LICENSEE, at its sole expense, shall insure its activities in connection with the work under this Agreement and obtain and keep in force Comprehensive or Commercial Form General Liability Insurance (contractual liability and products liability included) with limits as follows:

(a)	Each Occurrence	$1,000,000

(b)	Products/Completed Operations Aggregate	$1,000,000

(c)	Personal and Advertising Injury	$3,000,000

(d)	General Aggregate (commercial form only)	$5,000,000

12.3
The coverages and limits referred to in this Article 11 do not in any way limit the liability of LICENSEE.  LICENSEE shall furnish NOTRE DAME with certificates of insurance, including renewals, evidencing compliance with all requirements at least 30 days prior to the first commercial sale, use, practice or distribution of a LICENSED PRODUCT.

12.4	NOTRE DAME will not accept a “claims-made” policy.

12.5	LICENSEE shall maintain the general liability insurance specified during:

a.	the period that the Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or agent of LICENSEE, and

b.	a reasonable period thereafter, but in no event less than five years.

12.6	The insurance coverage of paragraph 12.2 must:

a.	provide for 30 day advance written notice to NOTRE DAME of cancellation or of any modification.

b.	indicate that NOTRE DAME, USDA, UFL, and WYOMING and their respective officers, employees, students, agents, are endorsed as additional insureds.

c.
include a provision that the coverages are primary and do not participate with, nor are excess over, any valid and collectible insurance or program of self-insurance carried or maintained by NOTRE DAME, USDA, UFL, or WYOMING.

ARTICLE 13
NEGATION OF WARRANTIES

13.1
NOTRE DAME makes no warranties or representations that anything made, used, sold, or disposed of under the license granted by this Agreement is or in the future will be free from infringement of patents, copyrights, or trademarks of third parties.

13.2
Except as expressly set out in this Agreement, NOTRE DAME MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.  THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

ARTICLE 14
CHOICE OF LAW AND VENUE

14.1	This Agreement is to be construed and interpreted according to the laws of the State of Indiana.

14.2	Any litigation that arises out of this Agreement will be filed in a court of competent jurisdiction in the State of Indiana.

ARTICLE 15
NOTICE

Written notices required to be given under this Agreement shall be addressed as follows:

TO NOTRE DAME:	Office of Technology Transfer
University of Notre Dame
Notre Dame, IN 46556
Attention: Director

TO LICENSEE:	Kraig Biocraft Laboratories, Inc.
120 North Washington Square, Suite 805,
Lansing, MI 48933

With a copy to:

Pavel I. Seroklinov
GUZOV OFSINK, LLC
900 Third Avenue, 5th Floor
New York, NY 10022

And an electronic copy to: Legal@kraiglabs.com

ARTICLE 16
SEVERABILITY, WHOLE AGREEMENT

16.1
Should a court of competent jurisdiction later find any provision of this Agreement to be invalid, illegal, or unenforceable, that provision shall be considered to be severed from this Agreement.  All other provisions, rights, and obligations shall continue to remain in force without regard to the severed provision, provided that the remaining provisions still reflect the intentions of the parties.

16.2
This Agreement constitutes the entire understanding between the parties, and neither party shall be obligated by any condition or representation other than those expressly contained herein or as may be subsequently agreed to in writing by the parties.

ARTICLE 17
WAIVER AND AMENDMENT

Upon written request of LICENSEE, NOTRE DAME agrees to consider an express waiver or amendment of applicable provisions of this Agreement.  Waiver or amendment of any provision of this Agreement will be granted by NOTRE DAME in its sole discretion and in writing only.

ARTICLE 18
EXPORT CONTROL

LICENSEE acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. NOTRE DAME neither represents that a license shall not be required nor that, if required, it shall be issued.

(Signatures next page)

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

For the UNIVERSITY OF NOTRE DAME du LAC:

By: /s/ Richard Cox
Name: Richard Cox
Title: Director, Office of Technology Transfer

Date: 11/1/2011

For Kraig Biocraft Laboratories, Inc

By: /s/ Kim Thompson
Name: Kim Thompson
Title: Chief Executive Officer

Date: 10/28/2011